PRESS RELEASE

Date:	May 16, 2007
Company:	National Bancshares Corporation
112 West Market Street
Orrville, Ohio 44667
Contact:	David C. Vernon
President and CEO
Phone:	330.682.1010
Fax:	330.684.2154

National Bancshares Reports First Quarter 2007 Results

ORRVILLE, Ohio, May 16, 2007 – National Bancshares Corporation (OTC: NBOH), the holding company of First National Bank (www.fnborrville.com) reported on their first quarter 2007.

Earnings per share for the first quarter of 2007 declined 44% compared to first quarter 2006. Net income for the first three months of 2007 was $286,953 compared to $508,120 for the first three months of 2006 or $.13 and $.23 per share respectively. The decline was caused by a decline in the net interest margin. The net interest margin decline was caused by an increase in the cost of funds which was not offset by increased interest income from loans. Loan interest income increased slightly but the increase was diminished back by lower loan volume. Commercial loan and residential real estate loan activity remained slow. However, National Bancshares continued to experience favorable results with installment loans as a result of indirect automobile lending.

Non-interest expenses were down versus 2006 due to decreased salaries and employee benefits and marketing expense. Total assets decreased approximately $800 thousand as of March 31, 2007, compared to December 31, 2006. Total deposits increased by over $200 thousand from December 31, 2006.

National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville.

Forward-looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. The company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information of otherwise.

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
	March 31, 2007	March 31, 2006

ASSETS:
Cash and due from banks	$11,216,772	$10,365,467
Federal funds sold	9,281,000	10,435,000

Total cash and cash equivalents	20,497,772	20,800,467
Interest bearing deposits with banks	5,000,000	—
Securities available for sale	79,218,572	61,296,624
Securities held to maturity	—	16,906,977
Federal bank stock	3,120,750	3,018,950
Loans held for sale	90,000	—
Total loans (excluding unearned
income)	186,167,574	189,143,778
Less: allowance for
loan losses	2,019,447	1,857,807

Loans, net	184,148,127	187,285,971
Accrued interest receivable	1,458,604	1,690,698
Premises and equipment	5,222,965	5,155,549
Other assets	8,802,256	9,136,030

TOTAL	$307,559,046	$305,291,266

LIABILITIES:

Deposits:
Demand	$45,673,810	$43,333,498
Savings and N.O.W.s	112,736,052	118,917,298
Time	89,509,917	82,928,930

Total deposits	247,919,779	245,179,726
Securities sold under repurchase
agreements	7,788,067	5,625,185
Federal reserve note account	369,329	69,128
Federal Home Loan Bank advances	14,000,000	17,000,000
Accrued interest payable	1,047,587	777,540
Other liabilities	1,829,748	2,100,991

Total liabilities	272,954,510	270,752,570
SHAREHOLDERS’ EQUITY

Common Stock, without par value:
6,000,000 shares authorized
and 2,289,528 shares issued	11,447,640	11,447,640
Additional paid-in-capital	4,689,800	4,689,800
Retained earnings	19,830,599	20,217,942
Accumulated other comprehensive
income	(174,010)	(627,193)
Less: Treasury shares, 55,040 shares, at cost	(1,189,493)	(1,189,493)

Total shareholders’ equity	34,604,536	34,538,696

TOTAL	$307,559,046	$305,291,266

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For Three Months Ended March 31, 2007 and March 31, 2006
	March 31, 2007	March 31, 2006

INTEREST & DIVIDEND INCOME:
Loans, including fees	$3,183,444	$3,123,577
Federal funds sold	149,645	75,520
Interest and dividends on investments
US government obligations	483,141	352,725
Obligations of states and
political subdivisions	176,400	201,074
Other securities	359,261	412,804

Total interest & dividend income	4,351,891	4,165,700

INTEREST EXPENSE:
Deposits	1,446,064	1,026,690
Short term borrowings	78,503	25,327
Federal Home Loan Bank advances	185,005	219,033

Total interest expense	1,709,572	1,271,050

Net interest income	2,642,319	2,894,650
PROVISION FOR LOAN LOSSES	27,000	—

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	2,615,319	2,894,650
NONINTEREST INCOME	410,926	433,990

NONINTEREST EXPENSE:
Salaries and employee benefits	1,365,466	1,429,080
Net occupancy expense	195,678	163,025
Other expenses	1,110,658	1,124,614

Total noninterest expense	2,671,802	2,716,719

INCOME BEFORE INCOME TAXES	354,443	611,921
INCOME TAXES	67,490	103,801

NET INCOME	$286,953	$508,120

NET INCOME PER COMMON SHARE	$0.13	$0.23